Exhibit 10.3
MUTUAL TERMINATION AGREEMENT
This Mutual Termination Agreement (this “Termination Agreement”) is entered into as of November 5, 2026 by and between StubHub Holdings, Inc., a Delaware corporation (the “Company”), and Andrew Raab (“Consultant”). The Company and Consultant are each a “Party” and together the “Parties.”
RECITALS
WHEREAS, the Company and Consultant are parties to that certain Consulting Agreement dated as of March 27, 2026 (the “Consulting Agreement”), under which Consultant provides the general advisory services described on Schedule 1 thereto;
WHEREAS, under Section 2(a) of the Consulting Agreement, the Term is scheduled to expire on March 27, 2029, and under Section 2(c) of the Consulting Agreement, either Party may terminate for convenience upon at least sixty (60) days’ prior written notice;
WHEREAS, Consultant currently serves as a member of the Company’s Board of Directors (the “Board”), and will continue to do so following the termination of the Consulting Agreement; and
WHEREAS, the Parties now wish to terminate the Consulting Agreement by mutual agreement, effective earlier than would be permitted under Section 2(c) of the Consulting Agreement, on the terms set out below.
NOW, THEREFORE, in consideration of the mutual promises below and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:
1.Definitions. Capitalized terms used but not defined in this Termination Agreement have the meanings given in the Consulting Agreement.
2.Termination. The Parties mutually agree that the Consulting Agreement and the Term are terminated effective as of 11:59 p.m. Eastern Time on November 5, 2026 (the “Termination Date”). Each Party irrevocably waives the sixty (60) day notice requirement of Section 2(c) of the Consulting Agreement and any other notice or procedural requirement applicable to termination. The Parties acknowledge that this termination is by mutual agreement and is not a termination for Cause under Section 2(b) of the Consulting Agreement. This Termination Agreement constitutes a written agreement to terminate the Consulting Agreement for purposes of Section 15 thereof.
3.Board Service Unaffected. The termination of the Consulting Agreement relates solely to Consultant’s engagement under the Consulting Agreement and does not affect Consultant’s status as a member of the Board or any agreements Consultant may have entered into with the Company in connection with Consultant’s service as a member of the Board, including any equity awards. For clarity, Consultant’s entitlement to compensation under the Company’s non-employee director compensation policy, rights to indemnification and advancement of expenses, and coverage under the Company’s directors’ and officers’ liability insurance shall remain unaffected by this Termination Agreement.
4.Cessation of Services. Consultant shall have no obligation to provide the Services set forth in the Consulting Agreement after the Termination Date.
5.Restricted Stock Units.
(a)Vested RSUs. The Parties acknowledge that (i) $100,000 worth of the RSUs granted under Section 3(a) of the Consulting Agreement vested on March 27, 2026, and (ii) any RSUs that were scheduled to vest on each Vesting Date occurring on or before the Termination Date have vested (collectively, the “Vested RSUs”). The Parties further acknowledge that all Vested RSUs have been settled in full in accordance with the Plan and the applicable Grant Notice and Award Agreement via the issuance of Shares of Common Stock.
(b)Termination of Unvested RSUs. All RSUs granted under Section 3(a) of the Consulting Agreement other than the Vested RSUs (the “Unvested RSUs”) shall terminate and be forfeited and cancelled, without consideration, effective as of the Termination Date. The Parties agree that, notwithstanding any provision of the Plan or the applicable Grant Notice and Award Agreement that would treat service as a director as continued service, Consultant’s service as a member of the Board after the Termination Date shall not constitute continued engagement or service for purposes of the vesting of the Unvested RSUs. Consultant irrevocably waives any right to the further vesting or settlement of the Unvested RSUs, and to any shares of Common Stock or other consideration in respect thereof.
6.Expenses. The Company shall reimburse Consultant, in accordance with Section 3(b) of the Consulting Agreement, for reasonable out-of-pocket expenses incurred in performing the Services through the Termination Date, provided Consultant submits receipts and supporting documentation satisfactory to the Company no later than November 30, 2026.
7.No Further Consideration. Except as provided in Section 5 and Section 6, Consultant acknowledges that no further compensation, equity or other consideration is or will become owed to Consultant under the Consulting Agreement.
8.Survival. Notwithstanding the termination of the Consulting Agreement, the following provisions survive in accordance with their terms: Section 5 (Non-Competition and Non-Solicitation), Section 6 (Confidentiality), Section 7 (Company’s Intellectual Property Rights), Section 8 (Enforceability in Jurisdictions), and Sections 10 through 21. The Non-Disclosure Agreement dated as of February 19, 2026 remains in full force and effect in accordance with its terms. For the avoidance of doubt, Consultant’s obligations as a director with respect to Company information, including under applicable law and the Company’s policies applicable to directors, are not limited by this Termination Agreement.
9.No Admission. This Termination Agreement is not an admission of liability or wrongdoing by either Party.
10.Public Disclosure. Consultant acknowledges that the Company may disclose this Termination Agreement and its terms, including by filing it with the Securities and Exchange Commission, to the extent the Company determines such disclosure is required or advisable under applicable law or stock exchange rules.
11.Entire Agreement; Amendment. This Termination Agreement, together with the surviving provisions of the Consulting Agreement, the Non-Disclosure Agreement, the Plan and the applicable Grant Notice and Award Agreement (each as modified by this Termination Agreement), is the entire agreement of the Parties regarding its subject matter and supersedes all prior discussions on that subject. This Termination Agreement does not supersede or modify any agreement, policy or arrangement relating to Consultant’s service as a member of the Board. It may be amended only in a writing signed by both Parties.
12.Governing Law; Dispute Resolution. This Termination Agreement is governed by the laws of the State of New York without giving effect to its conflict of laws rules. Any dispute arising out of or relating to this Termination Agreement shall be resolved in accordance with Section 18 (Arbitration) of the Consulting Agreement, which is incorporated by reference.
13.Counterparts. This Termination Agreement may be executed in counterparts, including by electronic signature, each of which is an original and all of which together are one instrument.
[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Termination Agreement as of the date first written above.
CONSULTANT
/s/ Andrew Raab
Andrew Raab
Date: November 5, 2026
STUBHUB HOLDINGS, INC.
By: /s/ Mark Streams
Name: Mark Streams
Title: Chief Legal Officer
Date: November 5, 2026